Exhibit 99.1

Central Garden & Pet Company Announces Fourth Quarter & Fiscal 2014 Results

Fourth quarter sales increased 1% to $374 million

Fourth quarter diluted loss per share of ($0.08) per share vs. ($0.47) per share in prior year quarter

Adjusted fourth quarter diluted loss per share of ($0.12) per share vs. ($0.22) per share in prior year quarter

Fiscal 2014 diluted EPS of $0.18 vs. diluted loss per share of ($0.04) for fiscal 2013

Adjusted fiscal 2014 diluted EPS of $0.33 per share vs. $0.20 per share in the prior year

Fiscal 2014 operating cash flow improved by $155 million vs. the prior year

WALNUT CREEK, Calif.--(BUSINESS WIRE)--December 10, 2014--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported improved financial results for the fourth quarter and full year ended September 27, 2014.

Fourth Quarter Consolidated GAAP Results

Fourth quarter net sales of $374.2 million increased one percent from $368.8 million in the comparable fiscal 2013 period. Gross margin for the quarter increased 670 basis points compared to the prior year, reflecting higher margins in the Company’s Garden segment, principally due to the non-recurrence of a charge included in the prior year’s fourth quarter, as well as higher controls and grass seed gross margins. In the fourth quarter of 2013, the Company’s gross profit included an $11.2 million charge (“2013 Garden Charge”) associated with two Garden products that were subsequently discontinued.

The Company’s 2014 fourth quarter operating income was $1.4 million, compared to an operating loss of $26.4 million in the fourth quarter of 2013, which included two charges - the 2013 Garden Charge of $11.2 million and a $7.7 million non-cash charge related to the impairment of goodwill in the Garden segment. The net loss for the quarter was $4.1 million, or $0.08 per fully diluted share, compared with a net loss of $22.6 million or $0.47 per fully diluted share in the fourth quarter of 2013.

Adjusted Fourth Quarter Consolidated Results

Adjusted fourth quarter net sales were $374.2 million compared to adjusted net sales of $372.0 million in the prior year period. Adjusted gross margin for the quarter improved 390 basis points over the prior year, due to a higher gross margin in the Garden segment for the period, reflecting improvement in most of the Garden businesses. The adjusted operating loss for the fourth quarter was $1.5 million compared to a $7.5 million adjusted operating loss in the fourth quarter of 2013, a $6.0 million improvement. The reduction in the operating loss was due to the Garden segment’s higher gross margin and strength in the Pet segment’s dog & cat business. The improvement was partially offset by weakness in the Pet segment’s professional and flea and tick businesses. The fourth quarter 2014 adjusted net loss was $5.9 million or $0.12 per fully diluted share compared to an adjusted loss of $10.7 million or $0.22 per fully diluted share in the prior year period.

The fourth quarter 2014 adjusted operating loss excludes a $2.9 million gain on the sale of plant manufacturing assets. The fourth quarter 2013 adjusted operating loss excludes the $11.2 million 2013 Garden Charge and the $7.7 million Garden goodwill impairment charge.

Central President & CEO John Ranelli said, “Central is a different company than a few years ago. We have adopted a multi-pronged, balanced strategy that focuses on our customers, margins, operations, and expense reductions. While we still have more work to do, and our results will be bumpy, I am pleased with the progress we have made to-date and the significant improvements to our earnings, balance sheet and cash flow.”

Ranelli continued, “Having implemented more disciplined business principles and processes throughout the organization, we are renewing our emphasis on top-line growth and sustainable profitability. As we have previously indicated, it will still take another year or so to position Central for long-term revenue growth, organically and through acquisitions. We expect to generate this growth by re-focusing our efforts to build up our new product teams and strengthen our product development pipeline, as well as by instituting new sales and marketing programs to increase consumer takeaway at the shelf.”

Ranelli concluded, “Our approach is methodical and focused. We are confident that the improvements made to-date, and those identified for the future, are systemic and will become increasingly evident on our bottom line, in value to our customers and retail partners, and in total return to investors over time.”

The trends in the fourth quarter of 2014 and the first quarter of 2015 to-date have been generally positive. While management still expects results to be uneven, it believes that the significant improvements relative to the fourth quarter of 2013 and first quarter of 2014 indicate that the Company’s balanced strategy is taking hold. The Company does not currently expect the strength experienced in the most recent quarters to carry into the second and third quarters, due in part to factors affecting its wild bird feed business including lost distribution and on previously reduced product pricing in fiscal 2014. These factors are expected to have a negative impact on the Company's revenues and profits.

Garden Segment Fourth Quarter GAAP Details

Fourth quarter net sales for the Garden segment were $157.2 million, an increase of six percent from the fourth quarter of 2013. Garden’s operating margin increased to 4.1% from (20.8%) in the prior year quarter. For the fourth quarter, the Garden segment’s operating income improved by $37.2 million to $6.4 million compared to an operating loss of $30.8 million in the fourth quarter of 2013. Operating income includes a $2.9 million gain on the sale of plant manufacturing assets.

Adjusted Garden Segment Fourth Quarter Details

Fourth quarter adjusted net sales were $157.2 million compared to $151.6 million in the year ago period. The Garden segment’s adjusted branded product sales for the quarter increased $6.7 million, or five percent, to $138.0 million while sales of other manufacturers’ products declined $1.1 million or five percent to $19.2 million, compared with the fourth quarter of 2013. Grass seed and controls experienced the largest gains and more than offset lower seasonal décor and wild bird feed sales. The wild bird feed business reported lower sales, despite higher unit volumes, due to lower sales prices, which were precipitated by a decrease in raw material prices. Seasonal décor sales declined due to the discontinuance of certain lower-margin or unprofitable products, which helped boost operating profit in that business.

Fourth quarter garden adjusted operating income was $3.6 million, an increase of $15.5 million. The Garden segment’s adjusted gross and operating margins increased significantly during the quarter. The Garden’s adjusted operating margin for the quarter improved to 2.3% from (7.9%) in the prior year quarter. Adjusted margins increased across most of the Garden segment’s businesses. Controls, grass seed, pottery, seasonal décor, and professional fertilizers all delivered improved operating margins, offset to some degree by lower margins on sales of wild bird feed and other manufacturers’ products. In addition, last year’s adjusted Garden margins were negatively impacted by a number of factors that did not repeat this year.

The Garden segment’s fourth quarter 2014 adjusted operating loss excludes a $2.9 million gain on the sale of plant manufacturing assets. The prior year’s adjusted operating loss excludes the $11.2 million 2013 Garden Charge and the $7.7 million garden goodwill impairment charge.

Pet Segment Fourth Quarter Details

Fourth quarter net sales for the Pet segment were $217.1 million, a decrease of two percent from the comparable prior year quarter. The decline was in large part due to lower sales in the Company’s flea & tick and small animal businesses, partially offset by higher sales of other manufacturers’ products, as well as higher professional and dog & cat sales. Industry weakness, reduced shelf space, and increased competition in the flea & tick business and certain other businesses continued to weigh on sales in the segment. As in the Garden segment, wild bird feed sales were also impacted by lower selling prices. The Pet segment’s branded product sales for the quarter decreased $9.1 million, or five percent, to $166.5 million from $175.6 million. Sales of other manufacturers’ products increased $5.7 million to $50.6 million, an increase of 13 percent versus the comparable prior year period, due primarily to a selling mix difference in the independent channel.

The Pet segment’s operating income for the fourth quarter was $21.1 million versus $24.7 million in the comparable prior year period, a decline of $3.6 million. The Pet segment’s gross and operating margins declined during the quarter. Pet’s operating margin declined 150 basis points to 9.7%, due in part to lower operating margins in the professional and flea & tick businesses, as well as a less favorable mix of sales, with higher sales of other manufacturers’ products and lower higher-margined flea & tick and professional sales than a year ago. Margins increased in several businesses, most notably dog & cat and small animal.

Additional Information

The Company’s focus on improving working capital resulted in an improvement of $154.8 million in operating cash flow when comparing fiscal 2014 to fiscal 2013. Cash flow from operations for the fourth quarter totaled $57.6 million compared to $37.2 million in the prior year period, an improvement of $20.4 million. At September 27, 2014, the Company’s cash and short term investments were $88.7 million compared to $33.0 million a year ago. Total debt at September 27, 2014 was $450.2 million compared to $472.6 million at September 28, 2013, a decrease of $22.4 million. As of September 27, 2014, there were no borrowings outstanding on the Company’s senior-secured asset-based revolving credit facility and $329.6 million remained available. Net interest expense was $9.7 million for the quarter compared to $10.5 million in the prior year period. Depreciation and amortization expense was $9.1 million, an increase from $8.8 million in the fourth quarter of 2013. The Company took a non-cash charge of approximately $5.9 million in Corporate operating expenses in the fourth quarter of 2014 related to software costs expensed in connection with changes in the Company’s operations and related plans for future SAP implementations. The Company’s effective tax rate for the fourth quarter increased to 49.9 percent due to the release of valuation allowances in the Company’s foreign operations compared to 37.9 percent in the fourth quarter of 2013. The effective tax rate for the 2014 fiscal year was 29.2 percent compared to (74.2) percent for the 2013 fiscal year. In November 2014, the Board of Directors authorized the purchase of up to $50 million of the Company’s 8.25% senior subordinated notes due March 2018. During the third quarter of 2011, the Company’s Board of Directors authorized a $100 million share repurchase program, under which approximately $50.1 million remains available for repurchases in fiscal 2015 and thereafter.

Fiscal 2014 Consolidated GAAP Details

For the year ended September 27, 2014, the Company reported consolidated net sales of $1.60 billion, compared to $1.65 billion in the comparable 2013 period. Branded products sales, were $1.30 billion, a five percent decrease from fiscal 2013, and sales of other manufacturers' products increased eight percent to $299.7 million, benefitting from expanded distribution in the Pet segment. Operating income for the period was $56.2 million compared to $40.2 million in the prior year. The fiscal 2014 results were negatively impacted by a $16.9 million charge related to the discontinuance of two Garden products introduced in the Spring of 2013 (2014 Garden Charge) and benefitted from a $4.9 million gain on the sale of plant manufacturing assets recorded in this year’s third and fourth quarters. The fiscal 2013 results included the $11.2 million 2013 Garden Charge and a $7.7 million charge for the impairment of goodwill. Operating margin increased to 3.5% from 2.4%. Net income for the year was $8.8 million and earnings per diluted share were $0.18 compared to a net loss of $1.9 million or $0.04 per fully diluted share. in the prior year.

Adjusted Fiscal 2014 Consolidated Details

Adjusted net sales for the year ended September 27, 2014 were $1.61 billion, down from $1.66 billion a year ago. Adjusted operating income for the year was $68.2 million compared to $59.0 million in the prior year. Fiscal year 2014 adjusted Garden operating income was $53.1 million, an increase of $25.9 million from the prior year. Pet operating income was $88.1 million in fiscal 2014, a decrease of $7.3 million from fiscal 2013. Adjusted consolidated operating margin increased to 4.2% from 3.6% in the prior year. Net income for the fiscal year ended September 27, 2014 was $8.8 million compared to a loss of $1.9 million in fiscal year 2013. Adjusted net income was $16.4 million and adjusted earnings per fully diluted share were $0.33 for the year ended September 27, 2014. Adjusted net income was $10.0 million and adjusted earnings per fully diluted share were $0.20 for the year ended September 28, 2013.

The fiscal 2014 adjusted operating income excludes the 2014 Garden Charge and a $4.9 million gain on the sale of plant manufacturing assets. The fiscal 2013 adjusted operating loss excluded the $11.2 million 2013 Garden Charge and the $7.7 million Garden goodwill impairment charge.

Shareholder Proposal

In June 2014, the Company received an unsolicited letter from Harbinger Group Inc. requesting that the Company discuss with Harbinger a possible acquisition by Harbinger of all outstanding shares of Central’s common stock at $10 per share in cash or, alternatively, the acquisition of the Company’s Pet segment for $750 million in cash, subject to due diligence. The Company retained Lazard as financial advisor and Cravath, Swaine & Moore as legal adviser to assist in the review of the two proposals received from Harbinger. With the assistance of its advisors, the Board of Directors engaged in a comprehensive review which included consideration of current and expected operations, capital structure, and market opportunities. In addition, the financial advisor and Company’s outside legal counsel met with Harbinger representatives to provide an opportunity to supplement or clarify their proposal. After this extensive review, the Board of Directors unanimously concluded in October that it would not pursue either of the two proposals received from Harbinger Group Inc.

The Company will not be hosting a conference call this quarter.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  disruptions in the Company’s business; and increased costs and expenses associated with the Company’s change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  uncertainty about new products and marketing programs;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of the Company’s business;
  implementation of a new enterprise resource planning information technology system;
  the impact on financial results of costs incurred to consider and respond to the unsolicited Harbinger proposal; and
  the impact of the Harbinger proposal on our business.

These risks and others are described in Central’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K expected to be filed on December 11, 2014 and our Quarterly Report on Form 10-Q filed on August 7, 2014. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 27, 2014	September 28, 2013

ASSETS
Current assets:	(in thousands)
Cash and cash equivalents	$78,676	$15,156
Restricted cash	14,283	0
Short term investments	9,990	17,820
Accounts receivable, net	193,729	194,260
Inventories	326,386	391,934
Prepaid expenses, deferred income taxes and other	48,488	53,484
Total current assets	671,552	672,654
Plant, property and equipment, net	166,849	188,913
Goodwill	208,233	205,756
Other intangible assets, net	87,997	79,868
Other assets	14,096	13,969
Total	$1,148,727	$1,161,160

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$88,428	$103,569
Accrued expenses	84,379	78,618
Current portion of long-term debt	291	142
Total current liabilities	173,098	182,329
Long-term debt	449,948	472,445
Deferred income taxes and other long-term obligations	39,228	36,362

Equity:
Common stock	124	122
Class A common stock	369	353
Class B stock	16	16
Additional paid-in capital	396,586	389,153
Retained earnings	86,396	77,592
Accumulated other comprehensive income	1,232	1,442
Total Central Garden & Pet shareholders’ equity	484,723	468,678
Noncontrolling interest	1,730	1,346
Total equity	486,453	470,024
Total	$1,148,727	$1,161,160

CENTRAL GARDEN & PET COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
	(in thousands, except per share amounts)

Net sales	$374,238	$368,837	$1,604,357	$1,653,633
Cost of goods sold and occupancy	266,682	287,530	1,150,333	1,189,731
Gross profit	107,556	81,307	454,024	463,902
Selling, general and administrative expenses	106,183	99,987	397,811	416,038
Goodwill impairments	3	7,709	0	7,709
Income (loss) from operations	1,373	(26,389)	56,213	40,155
Interest expense	(9,793)	(10,513)	(42,844)	(43,112)
Interest income	51	22	94	142
Other income (expense)	7	(1)	403	(677)
Income (loss) before income taxes and noncontrolling interest	(8,362)	(36,881)	13,866	(3,492)
Income tax expense (benefit)	(4,172)	(13,962)	4,045	(2,592)
Income (loss) including noncontrolling interest	(4,190)	(22,919)	9,821	(900)
Net income attributable to noncontrolling interest	(120)	(338)	1,017	1,029
Net income (loss) attributable to Central Garden & Pet Company	$(4,070)	$(22,581)	$8,804	$(1,929)

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.08)	$(0.47)	$0.18	$(0.04)
Diluted	$(0.08)	$(0.47)	$0.18	$(0.04)

Weighted average shares used in the computation of net income per share:
Basic	49,324	48,264	48,880	48,094
Diluted	49,324	48,264	49,397	48,094

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the impact of Garden segment charges in fiscal 2014 and 2013 and Garden segment gains recognized during the third and fourth quarters of 2014 related to the sale of plant assets may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance. The Company believes that these non-GAAP financial measures provide useful information to investors and other users of its financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	GAAP Fourth Quarter 2014	Garden Charge	Gain on Plant Assets Sale (B)	Adjusted Fourth Quarter 2014

Net sales	$374,238	$-	$-	$374,238
Cost of goods sold and occupancy	266,682			266,682
Gross profit	107,556	-	-	107,556
Selling, general and admin expenses	106,183		2,879	109,062
Income (loss) from operations	1,373	-	(2,879)	(1,506)
Net loss	$(4,070)	$-	$(1,814)	$(5,884)
Net loss per share attributable to Central Garden & Pet Co.:
Earnings per share - Diluted	$(0.08)			$(0.12)

Weighted shares outstanding	49,324			49,324
Gross margin	28.7%			28.7%
Selling, general and administrative expenses as a percentage of sales	28.4%			29.1%
Operating margin	0.4%			(0.4%)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	GAAP Fourth Quarter 2013	Garden Charge (A)	Goodwill Impairment	Adjusted Fourth Quarter 2013

Net sales	$368,837	$3,204	$-	$372,041
Cost of Goods Sold and occupancy	287,530	(7,956)		279,574
Gross profit	81,307	11,160	-	92,467
Selling, general and Admin expenses	107,696		(7,710)	99,986
Income (loss) from operations	(26,389)	11,160	7,710	(7,519)
Net income (loss)	$(22,581)	$7,031	$4,857	$(10,693)
Net loss per share attributable to Central Garden & Pet Co.:
Earnings per share - Diluted	$(0.47)			$(0.22)

Weighted shares outstanding	48,264			48,264
Gross margin	22.0%			24.9%
Selling, general and administrative expenses as a percentage of sales	29.2%			26.9%
Operating margin	(7.2%)			(2.0%)

	GAAP to Non-GAAP Consolidated Reconciliation (unaudited, in thousands, except per share amounts)

	For Fiscal Year Ended September 27, 2014

	Fiscal 2014 GAAP	Garden Charge (A)	Gain on Sale of Plant Assets (B)	Fiscal 2014 As Adjusted

Net sales	$1,604,357	$7,035	$-	$1,611,392
Cost of goods sold and occupancy	1,150,333	(9,873)		1,140,460
Gross profit	454,024	16,908		470,932
Selling, general and administrative expenses	397,811		4,875	402,686
Income from operations	$56,213	$16,908	$(4,875)	$68,246
Net income (loss)	$8,804	$10,652	$(3,071)	$16,385
Net loss per share attributable to Central Garden & Pet Co.
Earnings per share – Diluted	$0.18			$0.33
Weighted shares outstanding	49,397			49,397
Gross margin	28.3%			29.2%
Selling, general and administrative expenses as a percentage of sales	24.8%			25.0%
Operating margin	3.5%			4.2%

	GAAP to Non-GAAP Consolidated Reconciliation (unaudited, in thousands, except per share amounts)

	For Fiscal Year Ended September 28, 2013

	Fiscal 2013 GAAP	Garden Charge (A)	Goodwill Impairment (C)	Fiscal 2013 As Adjusted

Net sales	$1,653,633	$3,204	$-	$1,656,837
Cost of goods sold and occupancy	1,189,731	(7,956)		1,181,775
Gross profit	463,902	11,160	-	475,062
Selling, general and administrative expenses & impairment	423,747	-	(7,710)	416,037
Income from operations	$40,155	$11,160	$7,710	$59,025
Net income (loss)	$(1,929)	$7,031	$4,857	$9,959
Earnings per share – Diluted	$(0.04)			$0.20
Weighted shares outstanding	48,094			48,781
Gross margin	28.1%			28.7%
Selling, general and administrative expenses as a percentage of sales	25.6%			25.1%
Operating margin	2.4%			3.6%

(A) The Garden charges reflect the impact of Garden segment charges in fiscal 2014 and 2013 related to the discontinuance of certain products introduced in 2013.

(B) The gain on sale of plant assets reflects the gain from the sale of plant assets during the third and fourth quarters of fiscal 2014 related to a product the garden segment will now purchase rather than produce.

(C) The goodwill impairment charge was recognized in the fourth quarter of fiscal 2013 related to the impairment of goodwill within our garden segment.

	Non-GAAP Consolidated Comparative Summary (unaudited, in thousands, except per share amounts)

	Three Months Ended September 27, 2014	Three Months Ended September 28, 2013	Fiscal Year Ended September 27, 2014	Fiscal Year Ended September 28, 2013
Adjusted net sales	$374,238	$372,041	$1,611,392	$1,656,837
Adjusted gross profit	107,556	92,467	470,932	475,062
Adjusted gross margin	28.7%	24.9%	29.2%	28.7%
Adjusted selling, general and administrative expenses	$109,062	$99,986	$402,686	$416,037
Adjusted selling, general and administrative as a percentage of sales	29.1%	26.9%	25.0%	25.1%
Adjusted income (loss) from operations	(1,506)	(7,519)	68,246	59,025
Adjusted operating margin	(0.4%)	(2.0%)	4.2%	3.6%
Adjusted EPS – diluted	($0.12)	($0.22)	$0.33	$0.20

Garden Segment Fourth Quarter and Fiscal Year 2014 vs. 2013 Reconciliation GAAP to non-GAAP
(unaudited, in thousands, except per share amounts)

Three Months Ended September 27, 2014	Three Months Ended September 28, 2013	Fiscal Year Ended September 27, 2014	Fiscal Year Ended September 28, 2013
Garden Segment:
Net Sales	Net Sales	Net Sales	Net Sales
Net Sales as reported (GAAP)	$ 157,164	$ $148,390	$ 758,852	$ 765,405
Garden charge (A)	3,204	7,035	3,204
Net Sales as adjusted	$ 157,164	$ 151,594	$ 765,887	$ 768,609

Three Months Ended September 27, 2014	Three Months Ended September 28, 2013	Fiscal Year Ended September 27, 2014	Fiscal Year Ended September 28, 2013
Garden Segment:	Income from Operations	Operating Margin	Income from Operations	Operating Margin	Income from Operations	Operating Margin	Income from Operations	Operating Margin
Income from operations as reported (GAAP)	$6,441	4.1%	$(30,805)	(20.8%)	$41,020	5.4%	$8,286	1.1%
Garden charge (A)	11,160	16,908	11,160
Goodwill impairment (C)	7,710	7,710
Gain on sale of fixed assets (B)	(2,879)	(4,875)
Income from operations as adjusted	$3,562	2.3%	$(11,935)	(7.9%)	$53,053	6.9%	$27,156	3.5%

(A) The Non-GAAP financial information excludes the impact of a garden segment charges to write off inventory, account for product returns and promotional allowances and other costs related to the discontinuance of certain products introduced in 2013.

(B) The gain on sale of plant assets during the quarters ended June 28, 2014 and September 27, 2014 related to a product the garden segment will now purchase rather than produce.

(C) The goodwill impairment charge recognized in fiscal 2013 related to the impairment of goodwill within our Garden segment.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations